1875 Lawrence Street, Suite 300 Denver, Colorado 80202-1805 (800) 955-9988 (415) 421-2019

July 9, 2020

Board of Trustees

SCM Trust

1875 Lawrence Street, Suite 300

Denver, Colorado 80202-1805

Re:	Certain Expense Limits

Gentlemen:

CCM Partners, LP d/b/a Shelton Capital Management (“SCM”), as the investment adviser to the various series funds listed below (each a “Fund”, and collectively the “Funds”) of SCM Trust, hereby agrees to the expense limitations stated in the chart below.

SCM agrees to reimburse expenses incurred by the Funds to the extent that total annual operating expenses (excluding certain compliance costs, extraordinary expenses such as litigation or merger and reorganization expenses, for example) exceed the percentage indicated in respect of each Fund.

Name of Fund	Class	Expense Undertaking by Shelton Capital Management through May 20, 2021
ICON Equity Income Fund	Institutional	0.99%
	Investor	1.24%
ICON Flexible Bond Fund	Institutional	0.75%
	Investor	1.00%
ICON Equity Fund	Institutional	1.25%
	Investor	1.50%
ICON Consumer Select Fund	Institutional	1.50%
	Investor	1.75%
ICON Natural Resources and Infrastructure Fund	Institutional	1.50%
	Investor	1.75%
ICON Health and Information Technology Fund	Institutional	1.50%
	Investor	1.75%
ICON Utilities and Income Fund	Institutional	1.22%
	Investor	1.47%

This agreement may only be terminated or modified in respect of each Fund with the approval of the Board of Trustees. SCM may be reimbursed for any foregone advisory fees or unreimbursed expenses within three fiscal years following a particular reduction or expense, but only to the extent the reimbursement does not cause the Fund to exceed applicable expense limits, and the effect of the reimbursement is measured after all ordinary operating expenses are calculated. Any such reimbursement is subject to the review and approval of the Board of Trustees.

If you have any questions, please do not hesitate to contact me at 415-625-4900.

Very truly yours,

/s/ Steve Rogers
Steve Rogers
Chief Executive Officer
Shelton Capital Management

Agreed and Acknowledged:

/s/ Kevin Kogler	7/9/20
Name Kevin Kogler	Date

Cc:	Peter H. Schwartz, Davis Graham & Stubbs LLP Greg Pusch, General Counsel & CCO